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Lowe's Quarterly Stock Price Range and Cash Dividend Payment*

                             Fiscal 1993             Fiscal 1992             Fiscal l991

                       High    Low   Dividend  High    Low   Dividend  High    Low   Dividend
1st Quarter          17.6875 13.3125   $0.04  10.875 8.65625   $0.04 8.71875    6.25   $0.03

2nd Quarter               20      15    0.04 11.8125  9.0625   0.035 9.28125 7.15625   0.035
3rd Quarter          24.6875  18.375    0.04 12.3125       8   0.035    8.75    5.75   0.035
4th Quarter              $31 23.1875   $0.04  14.375    9.25   $0.04 10.3437 6.40625   $0.04


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Source: The Wall Street Journal
* As restated for a 2-for-1 stock split to shareholders of record March 16, 1994.
